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Exhibit 99.2

ConAgra Foods® News Release
ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 tel: (402) 595-4000 www.conagrafoods.com	For more information, contact: Karen Savinski Lynn MEDIA Vice President, Communications ConAgra Foods, Inc. tel: (402) 595-5392
Chris Klinefelter ANALYSTS Vice President, Investor Relations ConAgra Foods, Inc. tel: (402) 595-4157

F O R   I M M E D I A T E   R E L E A S E

CONAGRA FOODS COMMENTS ON NEAR TERM TRENDS, OUTLOOK FOR FISCAL 2002

    OMAHA, Neb., June 22, 2001—ConAgra Foods (NYSE : CAG), one of America's leading branded food companies, today commented on the near-term outlook for its business. The company expects results for fiscal 2002 to be substantially more profitable than fiscal 2001, which ended May 27, 2001.

    Bruce Rohde, chairman and chief executive officer, commented, "Fiscal 2001 was impacted by a variety of factors, as our company, our customers and our consumers were all affected by a softening economy and higher energy costs. In addition, we've seen customers in our industry aggressively reducing inventory balances, so shipments, sales, and profits were lower than would be suggested by improved consumer purchases of our products."

    "These and other factors made for a tough year in fiscal 2001, but we managed through these issues and look favorably on our prospects for fiscal 2002," Rohde noted. "We made some changes to our team and our operations and we continued with our agenda to become more efficient, serve customer channels better, and strengthen the market positions of key items in our portfolio. While some of the factors that made for a difficult 2001 will continue into our new fiscal year, we think the economy will snap back at some point, and we look for stronger conditions overall as our year moves into calendar 2002. We believe we will post earnings gains in fiscal 2002 that show a strong single digit rate of growth over fiscal 2001, and possibly double-digit growth depending on the economy. We see most of the annual and quarterly increases over fiscal 2001 occurring in the last half of fiscal 2002 given that improvements to the economy are not expected before late in calendar 2001."

    The company mentioned that a softening economy, high energy prices, changing inventory levels among retailers, increased marketing investment, and other softness in some business units impacted the fiscal fourth quarter of 2001, resulting in an expectation of diluted EPS of $.19 - $.23 for the quarter. These earnings reflect underlying operating trends as well as a small net increase to earnings due to a restatement of results and change in accounting policies discussed in the company's press releases dated May 23 and June 22, 2001.

RESTATED FINANCIAL RESULTS

    Prior to the effect of cumulative changes in accounting principles unrelated to matters at United Agri Products (UAP), which UAP matters were discussed in previous company press releases, restated diluted EPS for the first three quarters of fiscal 2001 are $1.10. This reflects $1.07 of diluted EPS from operations as previously reported this year, and an additional net $.03 improvement resulting from the restatement of prior year results due to the UAP matters and accounting principle changes impacting current year operations. Diluted EPS for all of fiscal 2001 are expected to be in the range of $1.29 - $1.33 before the cumulative effect of changes in accounting principles. The cumulative effect of such changes is a reduction in fiscal 2001 diluted EPS of $.09 and will be shown as a reduction in revised earnings for the first quarter of fiscal 2001. The company therefore expects to report diluted EPS for fiscal 2001 in the range of $1.20-$1.24 after the effect of cumulative accounting changes.

    Amended quarterly financial statements for fiscal 2001 have been filed today, to reflect the effect of the earnings restatement attributable to the UAP matters as well as the cumulative impact of changes in accounting principles. The company's new accounting policies will be in place for all of fiscal 2002.

    Rohde said, "Like many companies, we saw fiscal 2001 as a difficult environment, but we think 2002 will produce much better prospects. The pricing environment is better, and our team is in place to deliver strong results next year, provided that there are no significant economic setbacks. While most of the American business landscape has shown, and in our opinion will continue to show, poor financial results in the near term, we are confident that our earnings will grow next year. We are aggressively pursuing opportunities to enhance our profitability in the short run and in the long run, and we are constantly examining our business mix for opportunities to create shareholder value. "

    The company expects to report fiscal fourth quarter and full year earnings on June 28, 2001, and will comment on specific reporting segment trends and results at that time. The company has posted a question and answer document relating to this release, and its June 22 press release discussing restated financial statements and changes in accounting principles, on its website at www.conagrafoods.com/investors.

    ConAgra Foods, Inc. (NYSE : CAG) is North America's largest foodservice manufacturer and second largest retail food supplier, with annualized sales of approximately $27 billion. ConAgra Foods' consumer brands include: Hunt's tomato products, Healthy Choice, Banquet meals, Armour meats, Bumble Bee tuna, Louis Kemp seafood, La Choy, Chun King, Lunch Makers, Wesson, Country Pride, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Marie Callender's, Cook's ham, Butterball, Act II, Slim Jim, Decker, Chef Boyardee, Orville Redenbacher's, PAM Cooking Spray, Snack Pack puddings, Van Camp's, Peter Pan, Hebrew National, Gulden's mustard, Pemmican Jerky, Swift Brown 'n Serve Sausages, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.

    ConAgra Foods' press releases are available through PR Newswire's Company News on Call Fax Services at 1-800-758-5804, extension #200825. There is no charge for this service. Also, see ConAgra Foods' web site for recent news at www.conagrafoods.com.

Note on Forward Looking Statements:

    This news release contains "forward-looking" statements within the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the company's reports filed with the Securities and Exchange Commission. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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  Exhibit 99.2